As filed with the Securities and Exchange Commission on January 5, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROBOT MEDICAL INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3078125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

175 Derby Street, 27/1
Hingham, MA 02043
Telephone: (908) 938-5561

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)
Harel Gadot
Chairman, President and Chief Executive Officer
Microbot Medical Inc.
175 Derby Street, 27/1
Hingham, MA 02043
Telephone: (908) 938-5561

(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Stephen E. Fox, Esq.
Michael S. Williams, Esq.
Ruskin Moscou Faltischek, P.C.
1424 RXR Plaza,
East Tower, 15th Floor
Uniondale, New York
(516) 663- 6600

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (File No. 333-193100)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share	(2)
Preferred Stock	(2)
Warrants	(2)
Debt Securities	(2)
Total	$586,641	$68.00

(1)
The registrant previously registered such indeterminate number of shares of common stock, preferred stock, debt securities, and warrants to purchase common stock, preferred stock or debt securities, either individually or in units, in one or more offerings, as would have an aggregate offering price not to exceed $100,000,000 on a Registration Statement on Form S-3 (File No. 333-193100) (the “Prior Registration Statement”), which was declared effective on January 8, 2014.

(2)
As of the date of this Registration Statement, the maximum aggregate offering price of securities which remains to be offered pursuant to the Prior Registration Statement is $2,933,205. There is being registered hereunder an indeterminate number of shares of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, either individually or in units, as may be sold from time to time by the Registrant. There is also being registered hereunder an indeterminate number of shares of common stock, preferred stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. The maximum aggregate offering price of the additional securities being registered hereby pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), is $586,641, which represents not more than 20% of the maximum aggregate offering price of securities remaining on the Prior Registration Statement.

(3)	Calculated in accordance with Rule 457(o) under the Securities Act.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto and all information incorporated by reference therein, the Registration Statement on Form S-3 (Registration No. 333-193100) (the “Prior Registration Statement”), which was declared effective by the Commission on January 8, 2014. This Registration Statement is being filed solely for the purpose of registering an additional $586,641 of securities of the same classes as were included in the Previous Registration Statement. The amount being registered does not represent more than 20% of the maximum aggregate offering price of the securities which remains eligible to be sold under the Prior Registration Statement. The required opinions and consents are listed on the Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hingham, State of Massachusetts, on the 5th day of January, 2017.

MICROBOT MEDICAL INC.

By:	/s/ Harel Gadot
Harel Gadot
President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Harel Gadot Harel Gadot	Chairman, President and Chief Executive Officer (Principal Executive Officer)	January 5, 2017
/s/ David Ben Naim David Ben Naim	Chief Financial Officer (Principal Financial and Accounting Officer)	January 5, 2017
/s/ Moshe Shoham Moshe Shoham	Director	January 5, 2017
/s/ Yoseph Bornstein Yoseph Bornstein	Director	January 5, 2017
/s/ Solomon Mayer Solomon Mayer	Director	January 5, 2017
/s/ Scott Burell Scott Burell	Director	January 5, 2017

INDEX TO EXHIBITS

Exhibit Number	Description of Document

5.1	Opinion of Ruskin Moscou Faltischek, P.C.

23.1	Consent of Brightman Almagor Zohar & Co., a Member of Deloitte Touche Tohmatsu Limited

23.3	Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1)